Exhibit 5.1

Electronics for Imaging, Inc.

303 Velocity Way

Foster City, CA 94404

January 11, 2006

Electronics For Imaging, Inc.

303 Velocity Way

Foster City, California 94404

Ladies and Gentlemen:

I serve as General Counsel to Electronics For Imaging, Inc., a Delaware corporation (the “Company”), and have served as the Company’s General Counsel in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of the following shares of the Company’s common stock, $.01 par value per share (the “Shares”): 281,227 Shares under the Amended 2000 Employee Stock Purchase Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, I have reviewed and am familiar with, or I have supervised the review of, originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for the opinions set forth below including (1) the Registration Statement, (2) the Certificate of Incorporation and Bylaws of the Company, each as amended, and (3) resolutions of the Board of Directors of the Company relating to the approval of the Plan, the issuance of shares of common stock pursuant to the Plan and the filing of the Registration Statement.

Based upon and subject to the foregoing, I am of the opinion that when the Shares are issued and sold (and the consideration therefore received) pursuant to the provisions of stock option agreements duly authorized under the Plan and in accordance with the Registration Statement, such Shares will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

This opinion letter is rendered as of the date first written above and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. My opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan, or the Shares.

Very truly yours,

/s/ James L. Etheridge